Exhibit 10.31

Strategic Partnership Agreement

This Strategic Partnership Agreement is engaged by the following parties with the effective execution date on July 26, 2018.

Party A:	Yen-Michael S. Hsu, M.D., Ph.D.
Assistant Professor, Department of Pathology and Laboratory Medicine
Director, Laboratory for Advanced Cellular Engineering (cGMP Cellular Therapy Facility)
Weill Cornell Medical College of Cornell University
Address: 530 East 70th Street, Room M-038
New York, NY 10065, USA
Phone: 212.746.2212

Party B:	Avalon GloboCare Corp. and its subsidiaries
Address: 4400 Route 9 South, Suite 3100
Freehold, NJ 07728, USA
Phone: 732.780.4400

Objectives:

This Agreement aims to establish a strategic partnership between Party A and Party B to: 1) co-develop technologies and standardization procedures in cellular therapy, including (but not limited to) CAR-T, CAR-NK, endothelial cells, stem cells, and exosomes; and 2) establish a biomedical research training program, sponsored by Avalon GloboCare Corp. under the supervision and guidance of Dr. Yen-Michael S. Hsu at Weill Cornell Medicine, Department of Pathology and Laboratory Medicine, to support qualified trainees from Lu Daopei Medical Group and affiliated hospitals, which are Avalon GloboCare’s clinical bases in China; the scope of this education fund includes (but not limited to): (i) exchange of scientific knowledge in the area of cellular therapy, (ii) promote innovative translational research related to cellular therapy, and (iii) joint publications.

Terms:

1)	Party A and Party B will co-develop standardization procedures in procurement, storage, processing, clinical study protocols, and biobanking for cellular therapies, in accordance to Foundation of Accreditation for Cellular Therapy (FACT) and American Association of Blood Banks (AABB) standards, which will enable Party B to apply such design of laboratory infrastructure and clinical studies in China and the US. Specific co-development projects to be determined by both parties.

2)	Party B will provide a gift of USD $400,000.00 (in allotments) annually to Party A to financially support the aforementioned co-development projects as well as the education program, extendable yearly after the first year of satisfactory operation under mutual agreement between Party A and Party B.

3)	Party B will send scientist or clinician (one person yearly) to receive relevant training (3- to 6-month period) under Party A in the area of cellular therapy, with additional funding provided by Party B to support accommodation and other living expenses incurred by the trainee.

4)	According to Weill Cornell institutional Intellectual Property policies, any invention, process, products, data, know-how or any other element, information, or actual or potential Intellectual Property arising out of and during the course of the performance of this Agreement shall be the sole and exclusive property of Weill Cornell Medical College. Subject to the terms and conditions set forth herein, Weill Cornell Medical College hereby may consider to grant Party B an exclusive, worldwide, non-transferable license to make, use and sell any and all products and/or systems manufactured pursuant to this Agreement. Relevant royalty to be determined and agreed upon by Weill Cornell and Party B.

Signatures:

Party A:	Party B:

/s/ Yen-Michael S. Hsu	/s/ David Jin

Yen-Michael S. Hsu, M.D., Ph.D.	David Jin, M.D., Ph.D.
Assistant Professor, Department of	CEO and President
Pathology and Laboratory Medicine	Avalon GloboCare Corp.
Director, Laboratory of Advanced
Cellular Therapy

Date: August 6, 2018	Date: August 6, 2018